Exhibit 99.1

News Release

L.B. FOSTER REPORTS SECOND QUARTER OPERATING RESULTS

PITTSBURGH, PA, July 31, 2018 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported second quarter 2018 operating results, which included the following performance highlights:

•	Net income of $4.9 million, or $0.47 per diluted share, compared to net income of $3.0 million, or $0.29 per diluted share in the prior year quarter.

•	Sales increased by 19.3% from the prior year quarter to $172.9 million.

•	Gross profit of $32.5 million increased $4.8 million, or 17.2%, from the prior year quarter. Gross profit margin of 18.8% was 30 basis points lower compared to the prior year quarter.

•	New orders increased by 46.0% over the prior year quarter.

•	An increase in backlog of 31.4% from June 30, 2017 to $231.3 million.

•	Debt was reduced by $3.4 million from March 31, 2018 to $99.0 million.

•	Net cash provided by operating activities for the quarter totaled $5.3 million.

Second Quarter Results

•
Second quarter net sales of $172.9 million increased by $28.0 million, or 19.3%, compared to the prior year quarter due to increases in Rail Products and Services (Rail) sales of 32.5% and Tubular and Energy Services (Tubular) sales of 29.1%. These increases were partially offset by a reduction in Construction Products (Construction) sales of 7.2%.

•
Second quarter gross profit was $32.5 million, a $4.8 million, or 17.2%, improvement over the prior year. Gross profit margin of 18.8% was 30 basis points lower compared to the prior year quarter. The Tubular segment increased 750 basis points over the prior year period due to strength in the midstream and upstream markets we serve. This increase was offset by reductions within the Construction segment of 310 basis points and the Rail segment of 230 basis points compared to the prior year quarter.

•	Second quarter new orders were $187.5 million, a 46.0% increase from the prior year quarter, primarily due to an increase in Rail.

•	Backlog was $231.3 million at June 30, 2018, a 31.4% increase over the prior year period. Rail backlog increased $48.4 million, or 61.7%, and Construction backlog increased $6.9 million, or 9.1%.

•	Net income for the second quarter 2018 was $4.9 million, or $0.47 per diluted share, compared to net income of $3.0 million, or $0.29 per diluted share, in the prior year quarter.

•	Second quarter EBITDA[1] (earnings before interest, taxes, depreciation, and amortization) was $12.0 million which increased 13.2% compared to the second quarter of 2017.

•
Selling and administrative expenses in the second quarter increased by $2.8 million, or 13.6%, largely driven by increases in personnel-related expenses of $2.0 million and litigation costs of $1.6 million related to the Union Pacific Rail Road (UPRR) matter.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA.

•
Interest expense was $1.7 million in the second quarter of 2018, compared to $2.2 million in the prior year quarter. The decrease was attributable to a reduction in debt levels as well as achieving the lowest tier within the interest rate spread associated with our credit facility agreement.

•
Net cash provided by operating activities for the quarter totaled $5.3 million compared to $19.2 million in the prior year quarter. The $13.9 million decline is primarily a result of an increase in trade working capital used to support the second quarter new order activity and outstanding backlog. The second quarter of 2017 included $10.0 million of operating cash provided by an income tax refund.

•	The Company’s income tax expense for the second quarter was $0.7 million, which primarily related to income taxes in foreign jurisdictions.

•	Total debt decreased by $3.4 million, or 3.3%, in the second quarter to $99.0 million as compared to $102.4 million at March 31, 2018.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's second quarter results reflect continued momentum in new orders, which drove a 31.4% increase in backlog over the prior year period. Spending directed toward transit rail infrastructure in North America and Europe drove a significant portion of the increase. The Company's backlog going into the second half of the year stands at $231.3 million.”

Mr. Bauer added, “Operating performance continued to improve as net income for the quarter and six-month period were well above prior year. Our working capital increase has been minimal to cope with the sales growth helping produce $7.9 million of operating cash flow year-to-date, while capital spending was limited to $1.8 million. This allowed continuation of our initiative to reduce debt, bringing our total debt to $99.0 million, a decrease of $119.4 million since June 30, 2015.

"Our balance sheet has improved considerably over the last 18 months. It has put the Company in a position to lower borrowing costs and deploy capital to growth initiatives that are attractive.”

First Half 2018 Results

•
Net sales of $295.3 million for the first six months of 2018 increased by $31.8 million, or 12.1%, compared to the prior year due to increases in Tubular sales of 27.7% and Rail sales of 22.4%. These increases were partially offset by a reduction in Construction sales of 14.1%.

•
For the first six months of 2018, gross profit was $54.5 million, a $5.6 million, or 11.3%, increase from the prior year period. Gross profit margin was 18.5%, a reduction of 10 basis points compared to the first six months of the prior year. The Tubular segment increased 550 basis points over the prior year period from strength within the midstream and upstream markets we serve. This increase was offset by reductions within the Construction segment of 260 basis points and the Rail segment of 160 basis points compared to the prior year.

•
New orders during the first six months of 2018 were $363.5 million, a 24.8% increase from the prior year period. Rail new orders increased 49.2%, while Tubular new orders increased 4.9% over the prior year period. The increases were partially offset by a 1.0% decline in Construction new orders compared to the prior year period.

•	Net income for the first six months of 2018 was $2.9 million, or $0.28 per diluted share, compared to net income of $0.6 million, or $0.06 per diluted share, last year.

•	EBITDA for the first six months of 2018 was $17.1 million, a $1.4 million increase over the prior year period.

•
Selling and administrative expenses in the first half of 2018 increased by $4.0 million, or 10.1%, largely driven by increases in personnel-related expenses of $2.9 million and litigation costs of $2.8 million related to the UPRR matter compared to the prior year.

•	Interest expense was $3.6 million for the first six months of 2018, compared to $4.3 million in the prior period. The decrease was attributable to a reduction in debt levels.

•
Net cash provided by operating activities for the first six months of 2018 totaled $7.9 million compared to $29.9 million in the prior year period. The $22.0 million decline is primarily a result of an increase in trade working capital used to support the current year new order activity and outstanding backlog. The 2017 period included $11.8 million of operating cash provided by income tax refunds.

•
The Company’s income tax expense for the first half of 2018 was $1.2 million, which primarily related to income taxes in foreign jurisdictions. The Company has a full valuation allowance against its U.S. deferred tax assets; therefore, no tax benefit was recorded on domestic operations.

•
Total debt decreased by $31.0 million, or 23.9%, in the first six months of 2018 to $99.0 million as compared to $130.0 million at December 31, 2017. The decrease was primarily related to the $24.7 million repatriation of international cash that was applied against the debt balance.

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2018 operating results on Tuesday, July 31, 2018 at 8:30 am ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 855-327-6837 (U.S. & Canada) or 631-891-4304 (International) and providing access code 10005283.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development; all of which are based on current estimates that involve inherent risks and uncertainties. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we experienced in previous years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts, including as a result of any interpretations, regulatory actions, and amendments to the Tax Cuts and Jobs Act (the “Tax Act”); foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ending December 31, 2017 and our other periodic filings with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(Unaudited)		(Unaudited)
Sales of goods	$127,093	$117,727	$218,904	$215,356
Sales of services	45,797	27,133	76,440	48,206
Total net sales	172,890	144,860	295,344	263,562
Cost of goods sold	105,846	94,291	181,146	173,692
Cost of services sold	34,530	22,833	59,656	40,882
Total cost of sales	140,376	117,124	240,802	214,574
Gross profit	32,514	27,736	54,542	48,988
Selling and administrative expenses	23,368	20,578	43,826	39,805
Amortization expense	1,775	1,695	3,560	3,454
Interest expense	1,654	2,181	3,612	4,289
Interest income	(24)	(54)	(95)	(110)
Equity in (income) loss of nonconsolidated investments	—	(145)	3	55
Other expense (income)	128	(18)	(480)	(13)
	26,901	24,237	50,426	47,480
Income before income taxes	5,613	3,499	4,116	1,508
Income tax expense	673	475	1,198	906
Net income	$4,940	$3,024	$2,918	$602
Basic earnings per common share	$0.48	$0.29	$0.28	$0.06
Diluted earnings per common share	$0.47	$0.29	$0.28	$0.06
Average number of common shares outstanding — Basic	10,365	10,335	10,358	10,327
Average number of common shares outstanding — Diluted	10,484	10,483	10,477	10,527

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,271	$37,678
Accounts receivable - net	96,310	76,582
Inventories - net	101,343	97,543
Prepaid income tax	347	188
Other current assets	12,090	9,120
Total current assets	223,361	221,111
Property, plant, and equipment - net	89,467	96,096
Other assets:
Goodwill	19,566	19,785
Other intangibles - net	53,675	57,440
Investments	159	162
Other assets	1,416	1,962
TOTAL ASSETS	$387,644	$396,556
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$73,667	$52,404
Deferred revenue	12,221	10,136
Accrued payroll and employee benefits	10,007	11,888
Accrued warranty	8,705	8,682
Current maturities of long-term debt	631	656
Other accrued liabilities	9,208	9,764
Total current liabilities	114,439	93,530
Long-term debt	98,406	129,310
Deferred tax liabilities	8,231	9,744
Other long-term liabilities	17,352	17,493
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	46,129	45,017
Retained earnings	140,393	137,780
Treasury stock	(18,180)	(18,662)
Accumulated other comprehensive loss	(19,237)	(17,767)
Total stockholders' equity	149,216	146,479
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$387,644	$396,556

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business in order to enhance investors' understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. Additionally, EBITDA is a financial measurement that management and the Board of Directors use in the determination of certain compensation programs. Management believes that these measures provide useful information to investors because they will assist investors in evaluating earnings performance on a comparable year-over-year basis.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA is presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(Unaudited)		(Unaudited)
EBITDA Reconciliation
Net income, as reported	$4,940	$3,024	$2,918	$602
Interest expense, net	1,630	2,127	3,517	4,179
Income tax expense	673	475	1,198	906
Depreciation expense	2,938	3,245	5,882	6,527
Amortization expense	1,775	1,695	3,560	3,454
Total EBITDA	$11,956	$10,566	$17,075	$15,668